Exhibit 10.2
EMPLOYMENT AND NON-COMPETITION AGREEMENT
This Employment and Non-Competition Agreement (“Agreement”) is effective this 21st day of December 2015 (“Effective Date”) by and between National Interstate Corporation (“NATL”) and David W. Michelson, the current Chief Executive Officer of NATL (“Michelson”).
As part of an orderly transition of NATL’s management structure, Michelson has agreed to resign as Chief Executive Officer of NATL, and NATL and Michelson have agreed that Michelson will continue to be employed by NATL as a Senior Advisor following such resignation, in each case in accordance with the terms of this Agreement.
In consideration of the mutual covenants set forth in this Agreement, NATL and Michelson agree as follows:
1.     Employment Term. Michelson shall continue to serve as Chief Executive Officer of NATL from the Effective Date until May 5, 2016 (the “Transition Date”) at the base salary level in effect as of the Effective Date. Effective as of the Transition Date, Michelson shall resign as Chief Executive Officer of NATL and from all directorships or officer positions Michelson may hold with any Affiliates (as defined below). Immediately following such resignation, Michelson will be employed by NATL as Senior Advisor for a period of two (2) years following the Transition Date, subject to prior termination as provided in Section 17 (“Term”).
2.     Duties and Responsibilities. During the Term, Michelson shall perform such duties and have such responsibilities as may be assigned to him by the Chairman of NATL’s Board of Directors (the “Board”) or the successor Chief Executive Officer of NATL. Michelson shall devote such time as is reasonably necessary to perform such duties and responsibilities.
3.     Compensation. Following the Transition Date and during the remainder of the Term, NATL shall pay Michelson a base salary of $250,000 per year, subject to applicable withholdings and in accordance with NATL’s (or its Affiliate’s) normal payroll cycle (with a partial installment due at the end of the Term if the end of the Term does not coincide with the end of a payroll period).
4.     Management Bonus Plan. Upon Michelson’s resignation on the Transition Date, Michelson shall participate in NATL’s Management Bonus Plan for the 2016 Accident Year on a pro rata basis from January 1, 2016 through the Transition Date, payable no later than March 31, 2017 in accordance with the terms of such plan. In addition, any amounts accrued for Michelson but not yet paid for any Accident Years prior to the 2016 Accident Year shall also be paid in full no later than March 2017 in accordance with the terms of such plan. Michelson shall no longer be eligible to participate in NATL’s Management Bonus Plan for any years following the 2016 Accident Year.
5.     Service on the Board. Unless this Agreement is terminated by NATL for Cause, Michelson will continue to serve on the Board until his current directorship term expires in 2017. Michelson will not be entitled to any director compensation for his service on the Board during the Term. Following the Term, if Michelson continues to serve as director, he shall be entitled to receive director compensation consistent with NATL’s then-current policy for the compensation of directors. Notwithstanding any other provision of this Agreement, upon the termination of Michelson’s employment for Cause, Michelson shall immediately resign from the Board. Michelson agrees to execute any and all documentation to effectuate such resignation upon request by NATL, but Michelson shall be deemed for all purposes as having so resigned upon termination of his employment for Cause, regardless of when or whether he executed any such documentation.
6.    Restricted Share Agreement. NATL and Michelson are parties to a Restricted Share Agreement, dated November 7, 2007 (the “Restricted Share Agreement”), whereby Michelson was granted 84,000 Common Shares of NATL to be vested in one-seventh portions every January 1st for seven consecutive years. It is acknowledged by NATL and Michelson that two one-seventh portions, equaling a total of 24,000 Common Shares, still remain to be vested to Michelson at 12,000 Common Shares on January 1, 2016 and January 1, 2017, respectively. Nothing in this Agreement shall be construed to impact the Restricted Share Agreement and it is acknowledged that the Restricted Share Agreement remains in full force and effect pursuant to its terms.
7.     Health, Life, and Disability Coverage.
(a)     NATL will continue to provide to Michelson, throughout the Term, coverage under NATL’s health insurance plan, life and disability benefits plans, including the Flexible Spending Account program, subject to normal deductibles, premiums, and co-payments in effect from time to time and in accordance with the terms of such plans and programs. If, upon termination of his employment with NATL, Michelson is eligible for continued benefits under COBRA, NATL will provide him with written notification of such under separate cover.
(b)     NATL will continue to provide to Michelson, throughout the Term, the maximum levels of coverage available under NATL’s Basic Life Insurance/Accidental Death and Dismemberment Plan in accordance with the terms of such plan.
(c)     NATL will continue to provide to Michelson, throughout the Term, group short term and long term disability coverage on substantially the same basis as was provided to him during 2016 in accordance with the terms of such coverages.
(d)    It is agreed by NATL and Michelson that Michelson shall not accrue, earn or otherwise receive any Paid Time Off after the Transition Date for any reason.
8.     National Interstate Savings and Profit Sharing Plan. Michelson will continue to be eligible, throughout the Term, to participate in NATL’s Savings and Profit Sharing Plan with payroll deductions, company matches and ultimate distributions to be made in accordance with the provisions of that plan.
9.     Auto and Office. Throughout the Term, Michelson will be entitled to continued use of his current company leased automobile (under NATL’s Company Auto Program for Senior Officers). If the lease for such automobile expires during the Term, Michelson will be eligible to receive another company leased automobile at the same cost to NATL. During the Term, NATL shall assist Michelson in establishing a home office or reimburse Michelson for the reasonable and documented costs incurred by Michelson in connection with establishing a home office, which shall include computer, telephone, and related support.
10.     Reimbursement for Expenses. Subject to such limitations as may be reasonably imposed by NATL from time to time, NATL will reimburse Michelson for reasonable, ordinary, and necessary business expenses incurred by him in furtherance of NATL’s business, provided that Michelson accounts to NATL in a manner sufficient to substantiate deductions with respect to those expenses by NATL for federal and/or state income tax purposes. Such expenses will be submitted to NATL’s Chief Financial Officer and the Chairman of the Board will be responsible for approving Michelson’s expenses consistent with NATL’s then-current policy for the reimbursement of such expenses.
11.     Confidential Information. Notwithstanding any other provision of this Agreement, upon the Effective Date and during and after the Term, Michelson agrees to maintain the confidentiality of all Confidential Information of NATL or any of its affiliates or subsidiaries (collectively “Affiliates”) and will refrain from using such Confidential Information (except in connection with his job responsibilities) and disclosing it to anyone other than NATL or its Affiliates, their respective officers and other employees, and other entities that have a business relationship with NATL or its Affiliates and have a need for such Confidential Information. For purposes of this Agreement, “Confidential Information” is information of NATL or its Affiliates that Michelson would not have acquired but for his employment by NATL and that NATL and its Affiliates endeavor to keep confidential, including without limitation, and regardless of whether such information is in a tangible medium of expression, accounting information, agency information, broker-marketing information, claims information, customer service information, employee information, financial information, information systems information, underwriting and rating information, and any other information provided by a third party to NATL or its Affiliates in confidence. Upon NATL’s request, Michelson will provide to NATL all records (including copies of such records) containing Confidential Information, including handwritten notes made or derived from any Confidential Information.
12.     Activity Restraints. Subject to the exceptions listed below, Michelson agrees that he shall not, during the Term or at any time within 36 months after the Term, whether as an individual on his own account, or as an employee, officer, director, shareholder, partner, member, agent, independent contractor, or consultant of any person, firm, corporation, or other entity engage in the following activities:
(a)     Enter into or engage in any business that competes, directly or indirectly, with NATL or its Affiliates;
(b)     Have any contact, including discussions, negotiations, agreements, or understandings, with any insured, potential insured, agent, broker, or other person or entity with which NATL or its Affiliates had discussions, negotiations, agreements or understandings with at any time during Michelson’s employment relating in any manner to competing insurance products that are identical to, substantially the same as, or an adequate substitute for any insurance products of NATL or its Affiliates and that are, or could reasonably be anticipated to be, marketed or distributed in such a manner and in such a geographic area as to actually compete with such insurance products of NATL or its Affiliates.

13.     Hiring or Soliciting NATL Employees. Without the prior written consent of NATL’s Chief Executive Officer, during the Term or at any time within 36 months after the Term, Michelson will not, directly or indirectly, hire or solicit for hire any employees of NATL or its Affiliates to work for him or any entity with which Michelson is associated.
14.     Remedies. Michelson acknowledges that:
(a)     The promises in Sections 11, 12 and 13 of this Agreement are reasonably necessary to protect the goodwill, trade secrets, and other business interests of NATL and will not cause Michelson undue hardship.
(b)     Any breach of these promises will cause NATL immediate irreparable harm for which injunctive relief, including an ex parte temporary restraining order, may be necessary. Injunctive relief will not preclude NATL from receiving any other relief to which it might be entitled.
(c)     The promises in Sections 11, 12 and 13 of this Agreement are an important essence of this Agreement and each must be construed as independent of any other provision of this Agreement.
15.     Construction of Agreement. Michelson’s promises in Sections 11, 12, and 13 of this Agreement are separate and independent. If any of these promises is declared invalid or unenforceable by any court, Michelson’s remaining promises and obligations shall remain in full force and effect. If any of the provisions contained in Sections 11, 12 and 13 of this Agreement are held to be unenforceable due to the duration or other aspect of the scope of those provisions, the parties agree that a court has the power to and should reduce the duration or scope of that provision and enforce the provision in its reduced form.
16.     Survival. Sections 11 through 14 shall survive termination of this Agreement or termination of employment before the end of the Term.
17.     Termination of Employment.
(a)     Expiration of Term. If his employment is not earlier terminated, Michelson’s employment under this Agreement shall terminate at the close of business on the last day of the Term that is specified in Section 1.
(b)     Death or Disability. Michelson’s employment under this Agreement will terminate immediately upon his death. NATL may terminate Michelson’s employment hereunder immediately upon giving notice of termination if Michelson is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 90 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months.
(c)     For Cause. NATL may terminate Michelson’s employment under this Agreement for “Cause” if, before the end of the Term:
(i)     Michelson is convicted of a felony (other than felonious operation of a motor vehicle) or a crime involving moral turpitude;
(ii)     Michelson commits an act or series of acts of dishonesty or wrongful misconduct, or a violation of any law or regulation, in the course of his employment that are materially injurious to NATL or materially inimical to the best interests of NATL and, if the act or acts are capable of being cured, Michelson fails to cure or take all reasonable steps to cure within 30 days of notice from the Board to Michelson;
(iii)     Michelson violates, or continues to violate, his obligations under any of Sections 11, 12 and 13 of this Agreement after the Board has advised him in writing to cease such activities; or
(iv)     Other than for disability, Michelson abandons or consistently fails to attempt to perform his duties and responsibilities under this Agreement at any time during the Term, in either event, for 30 consecutive days after Michelson’s receipt of written notice from the Board.
(d)     For Good Reason. Michelson may terminate his employment under this Agreement for “Good Reason” if, before the end of the Term:
(i)     NATL materially breaches its obligations under this Agreement and, if such breach is curable, NATL fails to cure (or take reasonable steps to cure) such breach within 30 days of the Board receiving written notice of such breach from Michelson; or
(ii)     NATL undergoes a Change in Control (as that term is defined in NATL’s Long Term Incentive Plan).
18.     Payments Upon Termination.
(a)     Upon Termination Without Cause or For Good Reason. If Michelson’s employment under this Agreement is terminated before the end of the Term by NATL without Cause or by Michelson for Good Reason, NATL will pay and provide to Michelson all compensation and benefits to which he would be entitled under this Agreement had he lived and continued in the employ of NATL under this Agreement throughout the end of the Term. Payments will be made on the same schedule called for in this Agreement.
(b)     Upon Death or Disability. In the event of Michelson’s disability (as described in Section 17(b) or death, but only if he is not then in breach of Sections 11, 12 and 13) any payments remaining under Sections 3 and 4 will be made to him in the case of disability or his estate in the event of his death. Payments will be made on the same schedule called for in those Sections.
(c)     Upon Any Other Termination. Upon any termination of Michelson’s employment before the end of the Term other than a termination (i) by NATL without Cause, (ii) by Michelson for Good Reason, or (iii) due to Michelson’s death or disability, NATL will pay to Michelson all unpaid cash compensation accrued through the effective date of termination but will not be obligated to make any further payment or to provide any further benefit to Michelson under this Agreement.
19.     Arbitration.
(a)     Procedures. Except as otherwise provided in Section 19(d) with respect to injunctive relief, any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach of any provision of this Agreement or relating to Michelson’s employment, will be submitted to binding arbitration in Cleveland, Ohio in accordance with the Employment

Arbitration Rules of the American Arbitration Association. The arbitration will be conducted by a single arbitrator selected from the list of arbitrators maintained by the American Arbitration Association under its Employment Program or any successor program as follows: (i) the American Arbitration Association (at the request of either or both parties) will provide a list of the names of seven disinterested potential arbitrators, (ii) NATL will delete one name from the list, (iii) Michelson will delete one name from the shortened list, (iv) the procedure in (ii) and (iii) will be repeated alternately until only the name of one potential arbitrator remains on the list and that potential arbitrator will be the named arbitrator. If either NATL or Michelson fails to cooperate reasonably in the selection of a single arbitrator, the other of them may request that the American Arbitration Association name as the arbitrator any one of the potential arbitrators (as selected by the party making the request) still remaining on the original list of seven at the time of the failure to cooperate. The decision by the arbitrator will be final and binding on the parties to this Agreement. Judgment upon the decision rendered by the arbitrator may be entered in any court having appropriate jurisdiction.
(b)     Fees and Expenses. The expenses of the arbitration and any related proceedings of the type referred to in Section 19(d) (other than the attorney fees, costs and expenses incurred by Michelson in connection with the arbitration and related proceedings) will be paid by NATL. The reasonable legal attorney fees, costs and expenses incurred by Michelson in connection with the arbitration and related proceedings will also be paid by NATL.
(c)     Interest. If the arbitrator determines that NATL has failed to timely pay any amount or provide any benefit to Michelson, Michelson will be entitled to receive, in addition to the payment or benefit itself, interest on the unpaid amount or on the value of the benefit not provided, at the then-current London Interbank Offered Rate (LIBOR), from the date on which the payment or benefit should have been made or provided to the date on which the payment or benefit is made or provided.
(d)     Injunctive Relief. Any party to a dispute, claim, or controversy described in Section 19(a) will be entitled to apply to any court of competent jurisdiction for injunctive relief at any time before the arbitrator has been appointed and has affirmatively accepted the obligation to determine the extent to which injunctive relief should be continued or granted. Any injunctive relief granted by a court of competent jurisdiction will be subject to modification or termination by the arbitrator once the arbitrator has affirmatively accepted that obligation.
20.     Notices. Any notice, request or instruction to be given hereunder by either party to the other will be in writing and will be deemed to have been given (a) when it is delivered in person to Michelson or to the individual to whose attention notices to NATL are to be given, as the case may be, or (b) the first business day after it is sent by a nationally recognized overnight courier, addressed as provided below, or to such other addresses as may be designated by written notice to the other party:

If to NATL:	National Interstate Corporation
3250 Interstate Drive
Richfield, OH 44286
Attention: General Counsel

If to Michelson:	1232 Juniper Court, Macedonia, OH 44056

21. Assignment and Binding Effect. The obligations of the parties hereunder may not be assigned or transferred, except upon the written consent of the other party hereto; except that NATL may assign the benefit of this Agreement to any of its Affiliates. This Agreement will be binding upon and inure to the benefit of Michelson and NATL and their permitted assigns.
22.     Entire Agreement and Integration. This Agreement, together with the Restricted Share Agreement, supersedes all prior agreements between the parties relating to the subject matter discussed herein, specifically including the Employment and Non-Competition Agreement, dated as of March 12, 2007, between Michelson and NATL, as amended, and the Amended and Restated Employee Retention Agreement, effective as of January 1, 1997, as amended, and constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no other promises or obligations relating to those rights and duties except as contained in this Agreement.
23.     Governing Law, Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within Ohio, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 19, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in the State of Ohio, for purposes of construing and enforcing this Agreement.
24.    Section 409A Compliance.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Michelson’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(d)    Notwithstanding anything contained in this Agreement to the contrary, if Michelson is a “specified employee,” as determined under NATL’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of termination shall be accumulated through and paid or provided (without interest), within 20 calendar days after the first business day that is more than six months after the date of his separation from service (or, if Michelson dies during such six-month period, within 20 calendar days after Michelson’s death).
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIONAL INTERSTATE CORPORATION

By: /s/ Arthur J. Gonzales
Pursuant to authorization of the Board of Directors

Name: Arthur J. Gonzales

Title: Sr. Vice President, General Counsel & Secretary

/s/ David W. Michelson
David W. Michelson